Exhibit 1

                          STOCK PURCHASE AGREEMENT


                                by and among


                      iBEAM BROADCASTING CORPORATION,


                       WILLIAMS COMMUNICATIONS, LLC,


                       ALLEN & COMPANY INCORPORATED,


                                    and


                              LUNN iBEAM, LLC





                       ------------------------------

                         Dated as of June 24, 2001

                       ------------------------------


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                             TABLE OF CONTENTS

                                 ARTICLE I

                                DEFINITIONS


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1.1      Definitions...................................................................1

                                 ARTICLE II

                    PURCHASE AND SALE OF PREFERRED STOCK

2.1      Purchase and Sale of Preferred Stock.........................................10
2.2      Payment In-Kind Adjustments..................................................10
2.3      Series A Certificate of Designations.........................................11
2.4      Closing Date.................................................................11

                                ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1      Corporate Existence and Power................................................12
3.2      Authorization; No Contravention..............................................12
3.3      Governmental Authorization; Third Party Consents.............................12
3.4      Binding Effect...............................................................13
3.5      Capitalization...............................................................13
3.6      SEC Reports; Financial Condition.............................................14
3.7      Absence of Change............................................................15
3.8      Litigation...................................................................16
3.9      Compliance with Laws.........................................................16
3.10     No Default or Breach; Contractual Obligations................................17
3.11     Title to Real Property and Assets............................................17
3.12     Taxes........................................................................18
3.13     Employees; Employee Compensation.............................................18
3.14     Labor Relations..............................................................19
3.15     Employee Benefit Plans.......................................................20
3.16     Intellectual Property........................................................21
3.17     Trade Relations..............................................................25
3.18     Insurance....................................................................25
3.19     Environmental Matters........................................................25
3.20     Potential Conflicts of Interest..............................................25
3.21     Anti-takeover................................................................26
3.22     Broker's, Finder's or Similar Fees...........................................26
3.23     Private Offering.............................................................26
3.24     Full Disclosure..............................................................27

                                 ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

4.1      Corporate Existence and Power................................................27
4.2      Authorization; No Contravention..............................................27
4.3      Governmental Authorization; Third Party Consents.............................28
4.4      Binding Effect...............................................................28
4.5      Purchase for Own Account.....................................................28
4.6      Legends......................................................................28
4.7      Reliance Upon Purchaser Representations......................................29
4.8      Broker's, Finder's or Similar Fees...........................................29

                                 ARTICLE V

                    AFFIRMATIVE COVENANTS OF THE COMPANY

5.1      Ordinary Course of Business..................................................29
5.2      Delivery of SEC Reports and Press Releases; Listing; Nasdaq..................32
5.3      Reservation of Common Stock..................................................33
5.4      Books and Records............................................................33
5.5      Inspection...................................................................33
5.6      Board of Directors...........................................................34
5.7      No Solicitation..............................................................34
5.8      Filing of Series A Certificate of Designations...............................34
5.9      Use of Proceeds..............................................................34

                                 ARTICLE VI

                          AFFIRMATIVE COVENANTS OF
                       THE PURCHASERS AND THE COMPANY

6.1      Reasonable Best Efforts......................................................35

                                ARTICLE VII

                           CONDITIONS TO CLOSING

7.1      Conditions to the Obligation of the Primary Purchaser and the Company........36
7.2      Conditions to Obligation of the Primary Purchaser............................37
7.3      Conditions to the Obligation of the Company..................................39
7.4      Conditions to the Obligation of the Company with Respect to the Allen
         Purchased Shares.............................................................40
7.5      Conditions to the Obligation of the Company with Respect to the Lunn
         Purchased Shares.............................................................41
7.6      Conditions to the Obligation of the Additional Purchasers....................41

                                ARTICLE VIII

                                TERMINATION

8.1      Termination of Agreement.....................................................42
8.2      Effect of Termination........................................................43

                                 ARTICLE IX

                        SURVIVAL AND INDEMNIFICATION

9.1      Survival.....................................................................43
9.2      Indemnification..............................................................43
9.3      Notification and Procedure...................................................44
9.4      Exclusive Remedy.............................................................45

                                 ARTICLE X

                               MISCELLANEOUS

10.1     Notices......................................................................46
10.2     Successors and Assigns; No Third Party Beneficiaries.........................47
10.3     Amendment and Waiver.........................................................48
10.4     Counterparts.................................................................48
10.5     Headings.....................................................................48
10.6     Governing Law................................................................49
10.7     Severability.................................................................49
10.8     Entire Agreement.............................................................49
10.9     Expenses.....................................................................49
10.10    Publicity; Confidentiality...................................................49
10.11    Further Assurances...........................................................50


EXHIBITS

A        Form of Consent and Standstill Agreement
B        Form of Registration Rights Agreement
C        Form of Series A Certificate of Designations
D        Form of Service Agreements
E        Form of Stockholders Agreement
F        Form of Confidentiality, Invention Assignment and Noncompetition
         Agreement
G        Form of Confidentiality, Invention Assignment and Nonsolicitation
         Agreement
H        Form of Retention Incentive Agreement
I        Form of Retention Plan
J        Form of Orrick, Herrington & Sutcliffe LLP Opinion
K        Form of Company's General Counsel Opinion
L        Form of Skadden, Arps, Slate, Meagher & Flom LLP

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                          STOCK PURCHASE AGREEMENT

                  STOCK PURCHASE AGREEMENT, dated as of June 24, 2001 (this "Agreement"), by and among iBeam Broadcasting Corporation, a Delaware corporation (the "Company"), Williams Communications, LLC, a Delaware limited liability company (the "Primary Purchaser"), Allen & Company Incorporated, a New York corporation ("Allen") and Lunn iBeam, LLC, an Illinois limited liability company ("Lunn", and together with Allen, the "Additional Purchasers").

                  WHEREAS, upon the terms and conditions set forth in this Agreement, the Company proposes to issue and sell an aggregate of 2,400,939 shares, par value $.0001 per share, of Series A Convertible Preferred Stock of the Company (the "Series A Preferred Stock"); and

                  WHEREAS, each share of Series A Preferred Stock is convertible (subject to adjustment) into shares of common stock, par value $.0001 per share, of the Company (the "Common Stock").

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


                                 ARTICLE I

                                DEFINITIONS

                  1.1      Definitions.

                  As used in this Agreement, and unless the context requires otherwise, the following terms have the meanings indicated:

                  "Additional Purchasers" has the meaning set forth in the preamble to this Agreement.

                  "Affiliate" shall mean any Person who is an "affiliate" as defined in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

                  "Agreement" means this Agreement, as the same may be amended, supplemented or modified in accordance with the terms hereof.

                  "Allen" has the meaning set forth in the preamble to this Agreement.

                  "Allen Purchase Price" has the meaning set forth in
Section 2.1 of this Agreement.

                  "Allen Purchased Shares" has the meaning set forth in
Section 2.1 of this Agreement.

                  "Board of Directors" means the Board of Directors of the Company.

                  "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

                  "Bylaws" means the bylaws of the Company in effect on the Closing Date, as the same may be amended from time to time.

                  "Certificate of Incorporation" means the Certificate of Incorporation of the Company as the same may be amended from time to time.

                  "Claims" has the meaning set forth in Section 3.8 of this Agreement.

                  "Closing" has the meaning set forth in Section 2.4 of this Agreement.

                  "Closing Date" has the meaning set forth in Section 2.4 of this Agreement.

                  "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

                  "Commission" means the U. S. Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

                  "Common Stock" has the meaning set forth in the recitals to this Agreement.

                  "Company" has the meaning set forth in the preamble to this Agreement.

                  "Company Privacy Policy" means the privacy policy posted on the Company Website.

                  "Company Website" means the Internet Website located at the URL address www.ibeam.com and all other Internet Websites owned and/or controlled by the Company.

                  "Condition of the Company" means the assets, business, prospects, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

                  "Consent and Standstill Agreement" shall mean the Consent and Standstill Agreement in the form set forth in Exhibit A.

                  "Contractual Obligations" means, as to any Person, any provisions of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

                  "Copyrights" means any foreign or United States copyright registrations and applications for registration thereof, and any nonregistered copyrights.

                  "Cure Period" has the meaning set forth in Section 2.2 of this Agreement.

                  "Customer Information" means any and all of the personally identifiable and non-personally identifiable customer information the Company receives through the Company Website or otherwise.

                  "Disclosure Letter" the disclosure letter delivered by the Company to the Purchasers pursuant to this Agreement.

                  "Environmental Laws" means federal, state, local and foreign laws, principles of common laws, civil laws, regulations, and codes, as well as orders, decrees, judgments or injunctions, issued, promulgated, approved or entered thereunder relating to pollution, protection of the environment or public health and safety.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" has the meaning set forth in Section 3.15(a) of this Agreement.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

                  "Existing Investors' Rights Agreement" has the meaning set forth in Section 6.1 of this Agreement.

                  "Failure Notice" has the meaning set forth in Section 2.2 of this Agreement.

                  "Financial Statements" has the meaning set forth in
Section 3.6(b) of this Agreement.

                  "GAAP" means United States generally accepted accounting principles in effect from time to time.

                  "Governmental Authority" means the government of any nation, state, city, locality or other political subdivision thereof, any entity or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

                  "including" means including but not limited to the items following such term, unless the context clearly requires otherwise.

                  "Indebtedness" of any Person at any date shall include
(i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, including earn-out or similar contingent purchase amounts, (ii) any other indebtedness of such Person which is evidenced by a note, mortgage, bond, debenture or similar instrument, (iii) all obligations of such Person under capitalized leases,
(iv) all payments made or to be made pursuant to sale-leaseback transactions, (v) all payments made or to be made pursuant to a non-compete payment obligation, change of control payment obligation, and severance and retention obligations, and (vi) all guarantees by such Person of obligations of others whether or not such Person has assumed or otherwise become directly liable for the payment thereof.

                  "Indemnified Party" has the meaning set forth in Section
9.2 of this Agreement.

                  "Intellectual Property" has the meaning set forth in
Section 3.16 of this Agreement.

                  "Internet Assets" means any Internet domain names and other computer user identifiers and any rights in and to sites on the World Wide Web, including rights in and to any text, graphics, audio and video files and html or other code incorporated in such sites.

                  "License Agreements" has the meaning set forth in Section
3.16 of this Agreement.

                  "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever.

                  "Losses" has the meaning set forth in Section 9.2 of this Agreement.

                  "Lunn" has the meaning set forth in the preamble to this Agreement.

                  "Lunn Purchase Price" has the meaning set forth in
Section 2.1 of this Agreement.

                  "Lunn Purchased Shares" has the meaning set forth in
Section 2.1 of this Agreement.

                  "NASDAQ" shall mean the National Association of Securities Dealers, Inc. Automated Quotation System.

                  "Orders" has the meaning set forth in Section 3.2 of this Agreement.

                  "Outside Date" has the meaning set forth in Section 8.1 of this Agreement.

                  "Payment In-Kind Adjustment" shall mean an amount equal to (x) Ten Million Dollars ($10,000,000), minus (y) the value of the services which the Primary Purchaser or its Affiliates performed pursuant to the Service Agreements from the date of the Service Agreements until the Payment In-Kind Adjustment Date.

                  "Payment In-Kind Adjustment Date" shall mean the date on which the payment of the Payment In-Kind Adjustment occurs.

                  "Patents" means any foreign or United States patents and patent applications, including any divisions, continuations, continuations in part, substitutions or reissues thereof, whether or not patents are issued on such applications and whether or not such applications are modified, withdrawn or resubmitted.

                  "Permits" has the meaning set forth in Section 3.9(b) of this Agreement.

                  "Permitted Liens" means (i) Liens disclosed in Section 1.1(a) of the Disclosure Letter; (ii) Liens disclosed on the Financial Statements; (iii) Liens for taxes, assessments, duties and similar charges that are not yet due or are being contested in good faith; (iv) mechanic's, materialman's, carrier's, repairer's and other similar Liens arising or incurred in the ordinary course of business consistent with past practices, the existence of which does not, and would not reasonably be expected to materially impair the value or use and enjoyment of the asset subject to such Lien, (v) Liens incurred in the ordinary course of business consistent with past practices since the March 31, 2001, the existence of which does not, and would not reasonably be expected to materially impair the value or use and enjoyment of the asset subject to such Lien, or (vi) other Liens that do not secure payment of Indebtedness for borrowed money, the existence of which does not, and would not reasonably be expected to, materially impair the value or use and enjoyment of the asset subject to such Lien.

                  "Person" means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

                  "Plans" has the meaning set forth in Section 3.15 of this Agreement.

                  "Pre-Closing Period" has the meaning set forth in Section
5.1 of this Agreement.

                  "Preferred Stock" shall mean the Series A Preferred Stock.

                  "Primary Purchaser" has the meaning set forth in the preamble to this Agreement.

                  "Primary Purchaser Purchased Shares" has the meaning set forth in Section 2.1 of this Agreement.

                  "Primary Purchaser Cash Payment" has the meaning set forth in Section 2.1 of this Agreement.

                  "Proprietary Software" has the meaning set forth in
Section 3.16(b) of this Agreement.

                  "Purchased Shares"shall mean the Primary Purchaser Purchased Shares, the Allen Purchased Shares and the Lunn Purchased Shares.

                  "Purchasers" shall mean the Primary Purchaser together with the Additional Purchasers.

                  "Registration Rights Agreement" means the Registration Rights Agreement in the form attached hereto as Exhibit B.

                  "Requirements of Law" means, as to any Person, any law, statute, treaty, rule, regulation, right, qualification, license or franchise or determination of an arbitrator or a court or other
Governmental Authority or stock exchange, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

                  "SEC Reports" with respect to any Person means all forms, reports, statements and other documents (including exhibits, annexes, supplements and amendments to such documents) required to be filed by it, or sent or made available by it to its security holders, under the Exchange Act, the Securities Act, any national securities exchange or quotation system or comparable Governmental Authority since the date of such Person's initial public offering.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

                  "Series A Certificate of Designations" means the Certificate of Designations with respect to the Series A Preferred Stock adopted by the Board of Directors and duly filed with the Secretary of State of the State of Delaware on or before the Payment Date substantially in the form attached hereto as Exhibit C.

                  "Series A Preferred Stock" has the meaning set forth in the recitals to this Agreement.

                  "Service Agreements" means the Service Agreements between the Company and the Primary Purchaser in the forms attached hereto as Exhibit D.

                  "Software" means any computer software programs, including, without limitation, any computer software programs that incorporate and run the Company's pricing models, formulas and algorithms, source code, object code, data, databases, compilations and documentation, including user manuals and training materials.

                  "Stock Equivalents" means any security or obligation that is by its terms convertible into or exchangeable for shares of common stock or other capital stock or securities of the Company, and any option, warrant or other subscription or purchase right with respect to common stock or such other capital stock or securities.

                  "Stockholders Agreement" means the Stockholders Agreement among the Primary Purchaser, the Additional Purchasers and the Company in the form attached hereto as Exhibit E.

                  "Stock Option Plan" means the Company's 1998 Stock Plan, the Company's 2000 Stock Option Plan, the Company's 2000 Director Plan, the Company's 2000 B Stock Option Plan, the Company's 2000 Employee Stock Purchase Plan, the NextVenue, Inc. Amended and Restated 1999 Stock Option Plan and the webcasts.com Inc. 1999 Stock Option Plan, pursuant to which up to 33,195,990 shares of restricted stock and options to purchase shares of Common Stock may be issued to officers, directors, employees and consultants of the Company.

                  "Subsidiaries" means, as of the relevant date of determination, with respect to any Person, a corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person. Unless otherwise qualified, or the context otherwise requires, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

                  "Tax" or "Taxes" have the meaning set forth in Section
3.12 of this Agreement.

                  "Threshold" has the meaning set forth in Section 9.2(b) of this Agreement.

                  "Trade Secrets" means any confidential information trade secrets, research records, processes, procedures, manufacturing formulas, technical know-how, technology, blue prints, designs, plans, models and methodologies (whether patentable and whether reduced to practice), invention disclosures and improvements thereto.

                  "Trademarks" means any foreign or U.S. trademarks, service marks, trade dress, trade names, brand names, designs and logos, corporate names, product or service identifiers, and general intangibles of like nature whether registered or unregistered, together with all of the goodwill relating thereto and all registrations and applications for registration thereof.

                  "Transaction Documents" means, collectively, this Agreement, the Registration Rights Agreement, the Stockholders Agreement, the Service Agreements, the Consent and Standstill Agreements, the Series A Certificate of Designations and the other ancillary agreements entered into in connection with the foregoing.


                                 ARTICLE II

                    PURCHASE AND SALE OF PREFERRED STOCK

                  2.1      Purchase and Sale of Preferred Stock.

                           (a) Subject to the terms and conditions herein,
the Company agrees to issue and sell to the Primary Purchaser, and the Primary Purchaser agrees to purchase from the Company, at the Closing Date, 1,800,704 shares of Series A Preferred Stock (the "Primary Purchaser Purchased Shares") for the aggregate purchase price of Thirty Million Dollars ($30,000,000) comprised of (i) Twenty Million Dollars ($20,000,000) in cash (the "Primary Purchaser Cash Payment"), and (ii) services valued at Ten Million Dollars ($10,000,000) pursuant to the Service Agreements.

                           (b) Subject to the terms and conditions herein,
the Company agrees to issue and sell to Allen, and Allen agrees to purchase from the Company, at the Closing Date, 480,188 shares of Series A Preferred Stock (the "Allen Purchased Shares") for the aggregate purchase price of Eight Million Dollars ($8,000,000) in cash (the "Allen Purchase Price").

                           (c) Subject to the terms and conditions herein,
the Company agrees to issue and sell to Lunn, and Lunn agrees, to purchase from the Company, at the Closing Date, 120,047 shares of Series A Preferred Stock (the "Lunn Purchased Shares") for the aggregate purchase price of Two Million Dollars ($2,000,000) in cash (the "Lunn Purchase Price").

                  2.2 Payment In-Kind Adjustments. In the event that the Primary Purchaser materially fails to perform its obligations under the Service Agreements, except in the event that such failure is principally the result of the Company's inability or unwillingness to accept the services, and the Primary Purchaser has not cured such failure within the cure period provided under the applicable Service Agreement (the "Cure Period") after receiving written notice thereof from the Company (the "Failure Notice"), the Primary Purchaser will pay the Company in cash an amount equal to the Payment In-Kind Adjustment, such payment to be made within 10 Business Days of the end of the Cure Period by wire transfer of immediately available funds to a bank account designated by the Company in writing in the Failure Notice.

                  2.3 Series A Certificate of Designations. The Series A Preferred Stock shall have the preferences and rights set forth in the Series A Certificate of Designations.

                  2.4 Closing Date.

                           (a) Upon the terms and subject to the conditions
set forth herein, the closing of the purchase and sale of the Purchased Shares (the "Closing") will take place on the first Business Day after satisfaction or waiver (subject to applicable law) of the conditions herein (excluding those conditions that by their nature cannot be satisfied until the Closing Date) unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to as the "Closing Date"). The Closing shall be held at the offices of Orrick, Herrington & Sutcliffe LLP, 400 Sansome Street, San Francisco, CA 94111, unless another place is agreed to in writing by the parties hereto.

                           (b) On the Closing Date, the Company shall
deliver to (i) the Primary Purchaser certificates in definitive form and registered in the name of the Primary Purchaser, representing the Primary Purchaser Purchased Shares against delivery by the Primary Purchaser to the Company of (A) the Primary Purchaser Cash Payment therefor by wire transfer of immediately available funds, and (B) execution of the Service Agreements by the Primary Purchaser, (ii) Allen certificates in definitive form and registered in the name of Allen, representing the Allen Purchased Shares against delivery by Allen to the Company of the Allen Purchase Price by wire transfer of immediately available funds, and (iii) Lunn certificates in definitive form and registered in the name of Lunn, representing the Lunn Purchased Shares against delivery by Lunn to the Company of the Lunn Purchase Price by wire transfer of immediately available funds.


                                ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company hereby represents and warrants to the Purchasers as follows:

                  3.1 Corporate Existence and Power. Except as set forth in
Section 3.1 of the Disclosure Letter, the Company and each of its
Subsidiaries: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) has all requisite power and authority to own, lease, license and operate its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted; and (c) is duly qualified as a foreign corporation, licensed and in good standing under the laws of each jurisdiction in which its ownership, lease or operation of property or the conduct of its business requires such qualification and in which the failure to so qualify would have a material adverse effect on the Condition of the Company. The Company has all corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is party.

                  3.2 Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents to which it is party and the transactions contemplated hereby and thereby (i) have been duly authorized by all necessary corporate actions of the Company; (ii) do not contravene the terms of the Certificate of Incorporation or the Bylaws; (iii) do not violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both would result in any breach, default or contravention of), or the creation of any Lien under, any Contractual Obligation of the Company or any Requirement of Law applicable to the Company; and (iv) do not violate any judgment, injunction, writ, award, decree or order of any nature (collectively, "Orders") of any Governmental Authority against, or binding upon, the Company, except in the cases of clauses (iii) and (iv) for such violations, conflicts, breaches or defaults which would not have a material adverse effect on the Condition of the Company.

                  3.3 Governmental Authorization; Third Party Consents. Except as set forth in Section 3.3 of the Disclosure Letter, no material approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including the sale, issuance and delivery of the Purchased Shares) by, or enforcement against, the Company of this Agreement, each of the other Transaction Documents to which it is a party or the transactions contemplated hereby and thereby.

                  3.4 Binding Effect. This Agreement has been, and as of the Closing Date each of the other Transaction Documents to which the Company is party will have been, duly executed and delivered by the Company, and this Agreement constitutes, and as of the Closing Date each of the other Transaction Documents will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

                  3.5 Capitalization.

                           (a) As of June 19, 2001, the authorized capital
stock of the Company consists of (i) 413,000,000 shares of Common Stock, of which 127,396,741 are issued and outstanding and (ii) 10,000,000 shares of undesignated "blank check" preferred stock. As of the date hereof, the aggregate number of shares of stock and options to purchase shares of Common Stock that may be issued under the Stock Option Plan is 33,195,990, of which 18,534,467 are issued and outstanding. Except as set forth in
Section 3.5(a) of the Disclosure Letter and except for the securities to be issued under this Agreement, there are no options, warrants, conversion privileges, subscription or purchase rights or other rights presently outstanding to purchase or otherwise acquire (i) any authorized but unissued, unauthorized or treasury shares of the Company's capital stock,
(ii) any Stock Equivalents or (iii) any other securities of the Company; and there are no commitments, contracts, agreements, arrangements or understandings by the Company to issue any shares of the Company's capital stock or any Stock Equivalents or other securities of the Company. The Purchased Shares are duly authorized, and when issued and sold to the Purchasers after payment therefor, will be validly issued, fully paid and non-assessable, will be issued in compliance with the registration and qualification requirements of applicable federal and state securities laws or pursuant to valid exemptions therefrom and will be free and clear of all other Liens. The shares of Series A Preferred Stock when issued in compliance with the provisions of the Series A Certificate of Designations, will be validly issued, fully paid and non-assessable and not subject to any preemptive rights or similar rights that have not been satisfied and will be free and clear of all other Liens. All of the issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable, and were issued in compliance with the registration and qualification requirements of applicable federal and state securities laws.

                           (b) Section 3.5(b) of the Disclosure Letter sets
forth, as of the Closing Date, a true and complete list of each of the Subsidiaries of the Company. Except as set forth in Section 3.5(b) of the Disclosure Letter, the Company owns all of the issued and outstanding capital stock of the Subsidiaries, free and clear of all Liens. All of such shares of capital stock are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with the registration and qualification requirements of applicable federal and state securities laws. Except as set forth in Section 3.5(b) of the Disclosure Letter, there are no options, warrants, conversion privileges, subscription or purchase rights or other rights presently outstanding, to purchase or otherwise acquire any authorized but unissued shares, unauthorized or treasury shares of capital stock or other securities of, or any proprietary interest in, any of the Subsidiaries, and there is no outstanding security of any kind convertible into or exchangeable for such shares or proprietary interest.

                  3.6 SEC Reports; Financial Condition.

                           (a) The Company has filed all SEC Reports and
has made available to the Purchasers each SEC Report. The SEC Reports of the Company, including any financial statements or schedules included or incorporated therein by reference, (i) comply in all material respects with the requirements of the Exchange Act or the Securities Act or both, as the case may be, applicable to those SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary in order to make the statements made in those SEC Reports, in light of the circumstances under which they were made, not misleading.

                           (b) Each of the consolidated balance sheets of
the Company and the related statements of income, stockholders' equity and cash flow, together with the notes thereto, which are included in or incorporated by reference into the SEC Reports of the Company (the "Financial Statements") fairly present, in all material respects, the consolidated financial position of the Company as of the respective dates thereof, and the consolidated results of operations and cash flows of the Company as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise set forth in the notes thereto and subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments.

                           (c) Except as disclosed in the Financial
Statements or in Section 3.6 of the Disclosure Letter, neither the Company nor any of its Subsidiaries has any material liability or obligation of any nature, (including, without limitation, any direct or indirect Indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured).
Section 3.6 of the Disclosure Letter sets forth a list of all liabilities and obligations (including Indebtedness) of the Company and its Subsidiaries to any Person or group of related Persons, whether or not disclosed in Financial Statements, for amounts in excess of $100,000.

                  3.7 Absence of Change. Since March 31, 2001, except as fully disclosed in SEC Reports filed on or before the date hereof or as set forth in Section 3.7 of the Disclosure Letter, there has not been:

                           (a) any material adverse change in the Condition
of the Company;

                           (b) any satisfaction, discharge or payment of
any liability or obligation (including Indebtedness) by the Company, except in the ordinary course of business and that is not material to the Condition of the Company;

                           (c) any change to a material Contractual
Obligation by which the Company or any of its assets is bound or subject;

                           (d) any amendment or modification to any Plan or
adoption of any compensation or benefit agreement, plan or arrangement for the benefit of any employee, director, consultant or stockholder of the Company and its Subsidiaries or any increase in the compensation payable to any such individual;

                           (e) any sale, assignment or transfer of any
patents, trademarks, copyrights, trade secrets or other intangible assets and Intellectual Property;

                           (f) any resignation or termination of employment
of any officer or key employee of the Company;

                           (g) any loans or guarantees made by the Company
to or for the benefit of its officers or directors, or any members of their immediate families, other than advances made in the ordinary course of its business;

                           (h) any material transaction in which the
Company participated that is outside the ordinary course of business, including any declaration, setting aside or payment or other distribution with respect to any of the Company's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any such stock by the Company;

                           (i) any material change in the Company's
accounting principles or practice except as required by reason of a change in GAAP; or

                           (j) any arrangement or commitment by the Company
to do any of the things described in this Section 3.7.

                  3.8 Litigation. Except as set forth in SEC Reports filed on or before the date hereof or in Section 3.8 of the Disclosure Letter, there are no material actions, suits, proceedings, claims, complaints, disputes, controversies, arbitrations or investigations (collectively, "Claims") pending or, to the knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority against the Company or any of its Subsidiaries.

                  3.9 Compliance with Laws. Except as set forth in SEC Reports filed on or before the date hereof or as set forth in Section 3.9 of the Disclosure Letter:

                           (a) The Company and each of its Subsidiaries is,
and since May 18, 2000 has been, in compliance in all material respects with all Requirements of Law and all Orders issued by any court or Governmental Authority against the Company or its Subsidiaries, as applicable. There is no existing or, to the Company's knowledge, proposed Requirement of Law that would reasonably be expected to prohibit or restrict the Company from conducting its business, or otherwise materially adversely affect the Condition of the Company.

                           (b) (i) The Company and each of its Subsidiaries
have all material licenses, permits and approvals of any Governmental Authority (collectively, "Permits") that are necessary for the conduct of their respective businesses as presently conducted, (ii) such Permits are in full force and effect, and (iii) no violations are or have been recorded in respect of any Permit.

                           (c) No material expenditure is presently
required by the Company to comply with any existing Requirement of Law or Order.

                  3.10 No Default or Breach; Contractual Obligations. Except as disclosed in SEC Reports filed on or before the date hereof or in
Section 3.10 of the Disclosure Letter, the Company and its Subsidiaries do not have any Contractual Obligation (whether written or oral) that is material to the Condition of the Company. All of the Contractual Obligations to which the Company or one of its Subsidiaries is a party (whether written or oral) that are material to the Condition of the Company, are valid, subsisting, in full force and effect and binding upon the Company or its Subsidiary, as the case may be, and the other parties thereto. Except as set forth in Section 3.10 of the Disclosure Letter, the Company has not received notice of default and is not in default under, or with respect to, any such Contractual Obligation nor does any condition exist that with notice or lapse of time or both would constitute a default by the Company or its Subsidiaries thereunder. To the knowledge of the Company, no other party to any such Contractual Obligation is in default thereunder.

                  3.11 Title to Real Property and Assets.

                           (a) The Company and each of its Subsidiaries has
good, record, and marketable title in fee simple to, or holds interests as lessee under leases in full force and effect in, all real property used in connection with its business or otherwise owned or leased by it.

                           (b) The Company and each of its Subsidiaries
owns and has good, valid, and marketable title to all of its properties (excluding real property, addressed in Section 3.11(a)) and assets used in its business and reflected as owned on the Financial Statements or so described in the Disclosure Letter, in each case free and clear of all Liens, except for Permitted Liens.

                  3.12 Taxes. The Company has paid (i) all federal taxes,
(ii) all state, local and foreign income taxes, and (iii) all material state, local and foreign other taxes, including, without limitation, estimated taxes, excise and value added taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, employment and payroll related taxes, property (real or personal) taxes, import duties, windfall or excess profits taxes, withholding taxes, and any other tax, charge, or levy imposed by any Governmental Authority (hereinafter the taxes collectively referred to in clauses (i), (ii), and (iii), "Taxes" or, individually, a "Tax") which have come due and are required to be paid by it through the date hereof, and all deficiencies or other additions to Tax, interest and penalties owed by it in connection with any such Taxes, other than Taxes being disputed by the Company in good faith for which adequate reserves have been made in accordance with GAAP. The Company has timely filed or caused to be filed all returns and other reports for Taxes that it is required to file on and through the date hereof (including all applicable extensions), and all such Tax returns are accurate and complete. With respect to all Tax returns of the Company, (i) there is no unassessed Tax deficiency proposed or, to the knowledge of the Company, threatened against the Company and (ii) no audit is in progress with respect to any return for Taxes, no extension of time is in force with respect to any date on which any return for Taxes was or is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax. All provisions for Tax liabilities of the Company with respect to the Financial Statements have been made in accordance with GAAP consistently applied, and all liabilities for Taxes of the Company attributable to periods prior to or ending on the Closing Date have been adequately provided for on the Financial Statements.

                  3.13 Employees; Employee Compensation.

                           (a) The Company has complied in all material
respects with all applicable state and federal equal employment opportunity and other laws related to employment and employment practices, terms and conditions of employment, wages, hours of work, and occupational safety and health. To the Company's knowledge, no charges or investigations with respect to the Company or its Subsidiaries are pending or threatened before the Equal Employment Opportunity Commission, or any other state or federal agency responsible for the prevention of unlawful employment practices. Except as set forth in Section 3.13(a) of the Disclosure Letter, to the Company's knowledge, there are no Claims pending or threatened regarding the breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct by the Company or its Subsidiaries in connection with the employment relationship. To the Company's knowledge, no employee of the Company or any of its Subsidiaries is or will be in violation of any judgment, decree or order, or any term of any employment contract, patent disclosure agreement, or other contract or agreement relating to the relationship of any such employee with the Company or any of its Subsidiaries or any other party because of the nature of the business conducted by the Company or any of its Subsidiaries or to the use by the employee of his or her best efforts with respect to such business. The Company and its Subsidiaries are and have been in compliance with the requirements of the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local law governing layoffs and/or employment termination.

                           (b) The SEC Reports filed on or before the date
hereof, accurately disclose information required to be disclosed therein (including compensation data) concerning all current directors, officers, material employees and consultants of the Company.

                  3.14 Labor Relations. Except as set forth in Section 3.14 of the Disclosure Letter, (i) the Company is not engaged in any unfair labor practice as defined in the National Labor Relations Act, (ii) there is (A) no unfair labor practice charge or complaint against the Company or its Subsidiaries pending or threatened before the National Labor Relations Board or any similar agency, (B) no grievance or arbitration proceeding arising out of or under collective bargaining agreements pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries, and (C) no strike, labor dispute, slowdown, stoppage or lockout pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries, (iii) the Company is not a party to any collective bargaining agreement or similar contract, (iv) there is no union representation question existing with respect to the employees of the Company, and (v) none of the Company employees are represented by any labor organization and no union organizing activities are taking place. Except as set forth in Section 3.14 of the Disclosure Letter, to the knowledge of the Company, no officer or key employee, or any group of key employees, intends to terminate his, her or their employment with the Company. Except as set forth in Section 3.14 of the Disclosure Letter, the Company has not taken any steps to terminate the employment of any officer, key employee or group of key employees, nor does it have any plans to do so.

                  3.15 Employee Benefit Plans. (a) Section 3.15(a) of the Disclosure Letter contains a true and complete list of each "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA), each "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA), and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained, contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party, for the benefit of any current or former employee, consultant or director of the Company and its Subsidiaries (the "Plans"). No Plan is subject to Title IV or Section 302 of ERISA.

                           (b) With respect to each Plan, the Company has
heretofore made available to the Purchasers true and complete copies of each of the following documents, as applicable: (A) a copy of the Plan and any amendments thereto; (B) a copy of the most recent annual report and actuarial report; (C) a copy of the most recent summary Plan description;
(D) a copy of the trust or other funding agreement and the latest financial statements thereof; and (E) the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Code.

                           (c) No liability under Title IV or Section 302
of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

                           (d) Neither the Company, its Subsidiaries, any
Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company, its Subsidiaries, any Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Plan or any such trust could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code.

                           (e) Each Plan has been operated and administered
in all material respects in compliance with its terms and applicable law, including but not limited to ERISA and the Code. All contributions required to be made with respect to any Plan on or prior to the Closing Date have been timely made. There are no pending, threatened or anticipated Claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

                           (f) Each Plan intended to be "qualified" within
the meaning of Section 401(a) of the Code has received a determination letter from the Internal Revenue Service stating that it is so qualified, and no event has occurred since the date of such letter that would adversely affect such qualification.

                           (g) No Plan provides medical, surgical,
hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Companies or their Subsidiaries for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable law.

                           (h) The shareholder approval or consummation of
the transactions contemplated by this Agreement will not, either alone or in combination with another event (i) entitle any current or former employee, officer or director of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or director. No amounts payable under the Plans will constitute an "excess parachute payment" (as defined in Section 280G of the Code) with respect to the transactions contemplated by this Agreement.

                  3.16 Intellectual Property.

                           (a) Section 3.16(a) of the Disclosure Letter
sets forth, for all Intellectual Property owned by the Company, a complete and accurate list of all U.S. and foreign: (i) Patents; (ii) registered Trademarks and material unregistered Trademarks; and (iii) registered Copyrights and material unregistered Copyrights.

                           (b) Section 3.16(b) of the Disclosure Letter
lists all contracts for Software that is licensed, leased or otherwise used by the Company (other than off-the-shelf Software), and all Software that is owned by the Company ("Proprietary Software"), and identifies which Software is owned, licensed, leased, or otherwise used, as the case may be.

                           (c) Section 3.16(c) of the Disclosure Letter
sets forth a complete and accurate list of all agreements (whether verbal or written) granting or obtaining any right to use or practice any rights under any Intellectual Property, to which the Company is a party or otherwise bound, as licensee or licensor thereunder, including, without limitation, license agreements, settlement agreements and covenants not to sue (collectively, the "License Agreements").

                           (d) (i) The Company is the owner of all, or has
a license or right to use, sell and license all Copyrights, Patents, Trade Secrets, Trademarks, Internet Assets, Software and other proprietary rights that are used in connection with its business as presently conducted or contemplated in its business plan, free and clear of all Liens (collectively, "Intellectual Property").

                           (ii) Except as set forth in Section 3.16(d)(ii) of the Disclosure Letter, no litigation is pending, or to the knowledge of the Company threatened, against the Company relating to Intellectual Property.

                           (iii) To the knowledge of the Company, any Intellectual Property owned or used by the Company has been duly maintained, is valid and subsisting, in full force and effect and has not been cancelled, expired or abandoned, nor does it infringe upon or otherwise violate any intellectual property rights of others.

                           (iv) Except as set forth in Section 3.16(d)(iv) of the Disclosure Letter, the Company has not received notice from any third party regarding any actual or potential infringement or misappropriation by the Company of any intellectual property of such third party, and the Company has no knowledge of any basis for such a claim against the Company.

                           (v) Except as set forth in Section 3.16(d)(v) of the Disclosure Letter, the Company has not received notice from any third party regarding any assertion or claim challenging the validity of any Intellectual Property owned or used by the Company and the Company has no knowledge of any basis for such a claim.

                           (vi) None of the Trademarks the Company
         currently uses and none of the Trademarks listed in Section 3.16(a) of the Disclosure Letter for which the Company has obtained or applied for a registration have been abandoned. To the knowledge of the Company, there has been no prior use of such Trademarks by any third party that would confer upon said third party superior rights in such Trademarks. The Company has taken reasonable steps to maintain the validity of such Trademarks.

                           (vii) Except as set forth in Section
         3.16(d)(vii) of the Disclosure Letter, to the knowledge of the Company, no Person is misappropriating, diluting, infringing upon or otherwise violating the Intellectual Property rights of the Company.

                           (e) No former employer of any employee of the
Company, and no current or former client of any consultant of the Company, has made a claim against the Company or, to the knowledge of the Company, against any other Person, that such employee or such consultant is utilizing Intellectual Property of such former employer or client.

                           (f) (i) Except as set forth in Section
3.16(f)(i) of the Disclosure Letter, the Company is not a party to or bound by any license or other agreement requiring the payment by the Company of any royalty payment, excluding such agreements relating to software licensed for use solely on the computers of the Company.

                           (ii) The Company has not licensed or sublicensed its rights in any Intellectual Property, or received or been granted any such rights, other than pursuant to the License Agreements.

                           (iii) The Company has substantially performed all obligations imposed upon it under the License Agreements and the License Agreements are valid and binding obligations of the Company, enforceable in accordance with their terms, and there exists no event or condition that will result in a violation or breach of, or constitute a default by the Company or, to the best knowledge of the Company, the other party thereto, under any such License Agreement.

                           (g) The Company takes reasonable measures to
protect the confidentiality of Trade Secrets. No Trade Secret of the Company has been disclosed or authorized to be disclosed to any third party other than pursuant to a written nondisclosure agreement that reasonably protects the Company's proprietary interests in and to such Trade Secrets, or pursuant to the filing of patent applications related to such Trade Secrets;

                           (h) (i) It is the policy of the Company that all
employees of the Company with access to technical information execute and deliver proprietary invention agreements with the Company, and are obligated under the terms thereof to assign all inventions made by them during the course of employment to the Company.

                           (ii) All Proprietary Software set forth in
         Section 3.16(b) of the Disclosure Letter, was either developed (A) by employees of the Company within the scope of their employment; or (B) by independent contractors or other third parties who have assigned all of their rights to the Company pursuant to written agreement.

                           (i) Except as set forth in Section 3.16(i) of
the Disclosure Letter, the consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company's rights to own, use, or to bring any action for the infringement of, any of the Intellectual Property, nor will such consummation require the consent of any third party in respect of any Intellectual Property.

                           (j) The Company has not used or authorized the
use of the Customer Information, whether obtained through the Company Website or otherwise, in an unlawful manner, or in a manner violative of the Company Privacy Policy or the privacy rights of its customers; the Company has not collected any Customer Information through the Company Website in an unlawful manner or in violation of the Company Privacy Policy, and the transactions contemplated by this Agreement will not violate the Company Privacy Policy or the privacy rights of its customers. The Company has reasonable security measures in place to protect the Customer Information it receives through the Company Website and which it stores in its computer systems from illegal use by third parties or use by third parties in a manner violative of the rights of privacy of its customers. The Company represents to its customers on the Company Website that it assures reasonable security as to the protection of Customer Information.

                  3.17 Trade Relations. Except as set forth in Section 3.17 of the Disclosure Letter or in the SEC Reports filed prior to the date hereof, there exists no actual or, to the knowledge of the Company, threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of the Company or any of its Subsidiaries, or the business of the Company or any of its Subsidiaries, with any customer or supplier or any group of customers or suppliers whose purchases or inventories provided to the Company's business are individually or in the aggregate material to the Condition of the Company, and there exists no present condition or state of fact or circumstance that would adversely affect the Condition of the Company or prevent the Company or any of its Subsidiaries from conducting such business relationships or such business with any such customer, supplier or group of customers or suppliers in the same manner as heretofore conducted by the Company or each Subsidiary.

                  3.18 Insurance. The insurance policies held by or on behalf of the Company are valid and enforceable in accordance with their terms and are in full force and effect and cover the risks associated with the Company's business that are customarily insured against in the industry in such amounts as are customary in the industry. None of such policies will be affected by, or terminate or lapse by reason of, any transaction contemplated by this Agreement.

                  3.19 Environmental Matters. The Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws, except to the extent that a failure to be in compliance would not have a material adverse effect on the Condition of the Company. There is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries pursuant to Environmental Laws; and, to the knowledge of the Company, there are no past or present events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans that would reasonably be expected to prevent material compliance with, or which have given rise to or will give rise to material liability under, Environmental Laws.

                  3.20 Potential Conflicts of Interest. No officer or director of the Company, no spouse of any such officer or director, and, to the knowledge of the Company, no relative of such spouse or of any such officer or director and no Affiliate of any of the foregoing (a) owns, directly or indirectly, any interest in (excepting less than one percent (1%) stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person that is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, the Company, (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property that the Company has used, or that the Company will use, in the conduct of business, or (c) to the Company's knowledge, has any cause of action or other claim whatsoever against, or owes or has advanced any amount to, the Company, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof.

                  3.21 Anti-takeover. The Company and its Board of Directors has taken all actions required to be taken (x) in order to approve the execution of the Agreement and the consummation of the transactions contemplated thereby for purposes of Section 203 of Delaware General Corporation Law, and (y) so that the restrictions on "business combinations" contained in Section 203 of Delaware General Corporation Law do not apply to the Purchasers or their respective Affiliates. As of the date hereof and as of the Closing Date, the Company shall not have adopted a stockholder rights plan or any other similar anti-takeover plan.

                  3.22 Broker's, Finder's or Similar Fees. Except for the fee payable to Morgan Stanley & Co. Incorporated and Dresdner Kleinwort Wasserstein, the amount of which has been previously disclosed to the Purchasers and which in the aggregate does not exceed $4,000,000, there are no brokerage commissions, finder's fees or similar fees or commissions payable by the Company in connection with the transactions contemplated hereby.

                  3.23 Private Offering. No form of general solicitation or general advertising was used by the Company or its representatives in connection with the offer or sale of the Purchased Shares. No registration of the Purchased Shares, pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws, will be required by the offer, sale or issuance of the Purchased Shares. The Company agrees that neither it, nor anyone acting on its behalf, shall offer to sell the Purchased Shares or any other securities of the Company so as to require the registration of the Purchased Shares pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws, unless such Purchased Shares or other securities are so registered.

                  3.24 Full Disclosure. The Company has not failed to disclose to the Purchasers any facts material to the Condition of the Company. No representation or warranty by the Company contained in this Agreement (including the Disclosure Letter) or in any certificate or other writing delivered pursuant hereto or in connection herewith, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.


                                 ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

                  Each of the Purchasers individually, and not jointly or severally, hereby represents and warrants to the Company as follows:

                  4.1 Corporate Existence and Power. Such Purchaser (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (b) has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party, and (c) has the financial resources to perform its obligations hereunder.

                  4.2 Authorization; No Contravention. The execution, delivery and performance by such Purchaser of this Agreement and each of the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby, (i) have been duly authorized by all necessary corporate, partnership or limited liability company, as the case may be, action, (ii) do not contravene the terms of the such Purchaser's organizational documents, (iii) do not violate, conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation of such Purchaser or any Requirement of Law applicable to such Purchaser, and (iv) do not violate any Orders of any Governmental Authority against, or binding upon, such Purchaser, except in the cases of clauses (iii) and (iv) for such violations, conflicts, breaches or defaults which would not materially delay consummation of the transactions contemplated by this Agreement.

                  4.3 Governmental Authorization; Third Party Consents. No material approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including the purchase of such Purchaser's Purchased Shares) by, or enforcement against, such Purchaser of this Agreement and each of the other Transaction Documents to which it is a party or the transactions contemplated hereby and thereby.

                  4.4 Binding Effect. This Agreement has been, and as of the Closing Date each of the other Transaction Documents to which such Purchaser is a party will have been, duly executed and delivered by such Purchaser, and this Agreement constitutes, and as of the Closing Date each of the other Transaction Documents will constitute, the legal, valid and binding obligations of such Purchaser, enforceable against such Purchaser in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

                  4.5 Purchase for Own Account. The Purchased Shares to be acquired by such Purchaser pursuant to this Agreement are being or will be acquired for its own account and with no intention of distributing or reselling such Purchased Shares or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state. If such Purchaser should in the future decide to dispose of any of such Purchased Shares, such Purchaser understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect.

                  4.6 Legends. Such Purchaser agrees to the imprinting, so long as required by law, of a legend on certificates representing such Purchaser's Purchased Shares and shares of Common Stock issuable upon conversion of such Purchaser's Purchased Shares to the following effect:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS, AND MAY BE OFFERED AND SOLD ONLY IF SO REGISTERED OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THE SHARES REPRESENTED BY THIS CERTIFICATE ALSO ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCKHOLDERS AGREEMENT, DATED AS OF JULY, 10, 2001, A
         COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY. NO TRANSFER OF SUCH SHARES WILL BE MADE ON THE BOOKS OF THE COMPANY UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH AGREEMENT AND BY AN AGREEMENT OF THE TRANSFEREE TO BE BOUND BY THE RESTRICTIONS SET FORTH IN THE STOCKHOLDERS AGREEMENT.

                  4.7 Reliance Upon Purchaser Representations. Such Purchaser understands that at Closing such Purchaser's Purchased Shares will not be registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that the Company's reliance on such exemption is based in part on such Purchaser's representations set forth herein.

                  4.8 Broker's, Finder's or Similar Fees. There are no brokerage commissions, finder's fees or similar fees or commissions payable by such Purchaser in connection with the transactions contemplated hereby, except for the fee payable by the Primary Purchaser to Allen & Co., the Primary Purchaser's financial advisor.


                                 ARTICLE V

                    AFFIRMATIVE COVENANTS OF THE COMPANY

                  The Company hereby covenants and agrees with each of the Purchasers as follows:

                  5.1 Ordinary Course of Business. (a) Except as otherwise expressly contemplated by the terms of this Agreement or as set forth in
Section 5.1 of the Disclosure Letter, during the period from the date of this Agreement to the Closing (the "Pre-Closing Period"), the Company shall (unless otherwise consented to in writing by the Primary Purchaser) (i) conduct its business in the ordinary course consistent with past practice,
(ii) use reasonable best efforts to preserve intact its and its Subsidiaries' current business organizations, keep available the services of their current officers, licensors, licensees, advertisers, distributors, governmental authorities and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired, and
(iii) not take any action that could cause any representation or warranty contained in Article III to be untrue in any material respect or cause a covenant to fail to be satisfied in any material respect.

                           (b) Without limiting the generality of the
foregoing, during the Pre-Closing Period, other than as expressly provided in this Agreement or as set forth in Section 5.1 of the Disclosure Letter, each of the Company and its Subsidiaries shall not, without the prior written consent of the Primary Purchaser:

                           (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of capital stock of the Company or any of its Subsidiaries, (B) split, combine or reclassify capital stock of the Company or any of its Subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company or any of its Subsidiaries, (C) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or any of its Subsidiaries, (D) pay or set aside a "sinking fund" for the payment of any principal amount of outstanding debt securities of the Company or any of its Subsidiaries, or (E) consummate or enter into an agreement to recapitalize the Company or any of its Subsidiaries;

                           (ii) issue, deliver, sell, transfer, pledge or otherwise encumber or subject to any Lien any shares of capital stock of the Company or any of its Subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants, options or calls to acquire, any capital stock of the Company or any of its Subsidiaries;

                           (iii) amend the Certificate of Incorporation, the Bylaws or any similar governing documents of any Subsidiary of the Company;

                           (iv) merge, consolidate or reorganize the Company or any of its Subsidiaries with any other Person;

                           (v) form, join, participate or agree to form, join or participate in the business, operations, sales, distribution, or development of any other Person or contribute assets, employees, cash or customers or other resources to any such arrangement, other than in the ordinary course of business consistent with past practices;

                           (vi) acquire or agree to acquire by merging or consolidating with, or by purchasing assets of, or by any other manner, any business or any Person, other than purchases supplies in the ordinary course of business consistent with past practice;

                           (vii) sell, lease, license, mortgage or
         otherwise encumber or subject to any Lien or otherwise dispose of any of significant amount of its properties or assets, otherwise than in the ordinary course of business;

                           (viii) (A) incur any significant amount of Indebtedness or (B) make any loans, advances or capital contributions to, or investments in, any other Person, otherwise than in the ordinary course of business;

                           (ix) make, commit or otherwise agree to make any capital expenditure, or enter into any agreement or agreements providing for capital expenditures which, individually, are in excess of $100,000 or, in the aggregate, are in excess of $300,000;

                           (x) pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices;

                           (xi) transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Intellectual Property of the Company or its Subsidiaries other than in the ordinary course of business;

                           (xii) modify, amend, alter or change terms, provisions or rights and obligations of any agreement which is material to the Company and its Subsidiaries taken as a whole;

                           (xiii) take any action or omit to take any action which, individually or in the aggregate, would have a material adverse effect on the Condition of the Company;

                           (xiv) take any action or omit to take any action which would reasonably be expected to materially delay or materially adversely affect the ability of any of the parties to obtain any consent, waiver or other approval of any Governmental Authority or other Person required to consummate the transactions contemplated hereby;

                           (xv) amend or modify any Plan or adopt any compensation or benefit agreement, plan or arrangement for the benefit of any employee, director, consultant or stockholder of the Company and its Subsidiaries or increase the compensation payable to any such individual;

                           (xvi) adopt a shareholder rights plan or similar plan or agreement;

                           (xvii) (A) effect a voluntary liquidation, dissolution or winding up of the Company or any of its Subsidiaries, or (B) voluntarily file for bankruptcy, or otherwise seek protection under any federal or state bankruptcy or similar law; or

                           (xviii) authorize, or commit or agree to take, any of the foregoing actions.

                  5.2 Delivery of SEC Reports and Press Releases; Listing;
Nasdaq.

                  (a) During the Pre-Closing Period, the Company shall deliver to the Purchasers, promptly upon their becoming available, copies of (i) all SEC Reports of the Company, (ii) all financial statements, reports, notices and proxy statements sent or made available by the Company to its security holders, (iii) all regular and periodic reports and all registration statements and prospectuses filed by the Company with any securities exchange or with the Commission, and (iv) all press releases and other statements made available by the Company to the public concerning material developments in the business of the Company or any of its Subsidiaries.

                  (b) Prior to the Closing, the Company shall secure the listing of all shares of Common Stock that may be issued upon conversion of the Series A Preferred Stock upon each national securities exchange or automated quotation system, if any, upon which shares of Common Stock are then listed and, shall use its reasonable best efforts to maintain such listing for so long as the Purchasers or any of their respective Affiliates own any shares of Common Stock or Series A Preferred Stock.

                  (c) The Company has previously delivered to Nasdaq the notice of issuance of the Series A Preferred Stock in accordance with the Nasdaq Marketplace Rule 4310(c)(17) ("Rule 4310(c)(17)"). The Company has applied to Nasdaq for the exception under Nasdaq Marketplace Rule 4350(i)(2) ("Rule 4350(i)(2)") to the requirement to obtain shareholder approval for the transactions contemplated by this Agreement and the other Transaction Documents. The Company agrees to mail the letter to its shareholders contemplated by Rule 4350(i)(2) immediately upon receipt from Nasdaq that the exception contemplated by such rule has been granted.

                  5.3 Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issue or delivery upon conversion of the Series A Preferred Stock, as provided in the Series A Certificate of Designations, the maximum number of shares of Common Stock that may be issuable or deliverable upon such conversion. Such shares of Common Stock shall be duly authorized and, when issued or delivered in accordance with the Series A Certificate of Designations, shall be validly issued, fully paid and non-assessable. The Company shall issue such shares of Common Stock in accordance with the terms of the Series A Certificate of Designations and otherwise comply with the terms hereof and thereof.

                  5.4 Books and Records. The Company shall keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company in accordance with GAAP consistently applied.

                  5.5 Inspection. During the Pre-Closing Period, the Company shall permit representatives of the Primary Purchaser to visit and inspect any of its properties, to examine its corporate, financial and operating records and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with their respective directors, officers and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested upon reasonable advance notice to the Company; provided, however, that no such inspection, examination or inquiry, the failure to conduct same, nor any knowledge of the Primary Purchaser, including any knowledge obtained by the Primary Purchaser in connection with any such inspection, investigation or inquiry, shall constitute a waiver of any rights the Primary Purchaser may have under any representation, warranty, covenant, term or agreement under any of the Transaction Documents.

                  5.6 Board of Directors. The Company shall cause the Board of Directors, effective as of the Closing, to be comprised as set forth in the Stockholders Agreement.

                  5.7 No Solicitation. Except as set forth in Section 5.7 of the Disclosure Letter, during the Pre-Closing Period, neither the Company nor any of its Affiliates or representatives shall (a) solicit any inquiries or proposals or enter into or continue any discussions, negotiations or agreements with any Person other than the Primary Purchaser relating to (i) the issuance, sale or exchange (whether by merger or otherwise) of the Company's or any of its Subsidiaries' capital stock or Indebtedness, (ii) the sale of any significant amount of property and other assets of the Company or its Subsidiaries, or (b) provide any assistance or information to or otherwise cooperate with any Person in connection with any such inquiry, proposal, or transaction.

                  5.8 Filing of Series A Certificate of Designations. Prior to the Closing, the Company shall cause the Series A Certificate of Designations to be duly filed by the Company with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law, and shall deliver to the Primary Purchaser evidence of such filings in form and substance reasonably satisfactory to the Primary Purchaser.

                  5.9 Use of Proceeds. The proceeds of the sale of Series A Preferred Stock contemplated hereby shall be used by the Company for general corporate purposes.

                  5.10 Consent and Standstill Agreement. The Company agrees to promptly take all action necessary to enforce its rights under the Consent and Standstill Agreements for any breaches of such agreements by a Stockholder (as defined in the Consent and Standstill Agreements).

                  5.11 Restructuring. In the event that the transactions contemplated by this Agreement and the other Transaction Documents shall have been modified as contemplated in Section 7.2(r), then the Company shall use its reasonable best efforts to raise, and cooperate with the Primary Purchaser in raising, additional equity financing for the Company in an amount equal to the amount which would have been raised had the Company issued the Allen Purchased Shares or the Lunn Purchased Shares, as the case may be, at Closing. As a condition to such financing, the Primary Purchaser shall own the same percentage of voting securities of the Company immediately following such financing as it owned immediately prior to such financing.


                                 ARTICLE VI

                          AFFIRMATIVE COVENANTS OF
                       THE PURCHASERS AND THE COMPANY

                  6.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Authority in order to consummate the transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such consents, waivers, licenses, registrations, permits, authorizations, orders and approvals. The parties agree that any costs and expenses of obtaining such consents, waivers, licenses, registrations, permits, authorizations, orders and approvals shall be borne by the Company, including any costs and expenses related obtaining a consent, waiver or other approval of the parties to the Company's Third Amended and Restated Investor Rights Agreement, dated April 28, 2000, as may be amended (the "Existing Investors' Rights Agreement"). Nothing in this Agreement (including this Section 6.1) shall require Purchasers to amend any of Transaction Documents or enter into any additional agreements in order to obtain any consents, waivers, licenses, registrations, permits, authorizations, orders and approvals contemplated above.


                                ARTICLE VII

                           CONDITIONS TO CLOSING

                  7.1 Conditions to the Obligation of the Primary Purchaser and the Company. The obligations of the Primary Purchaser and the Company to consummate the Closing are subject to the satisfaction (or waiver by the Primary Purchaser and the Company) of each of the following conditions:

                           (a) There shall not be (i) in force any statute,
rule, regulation, order or decree restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement and the other Transaction Documents or (ii) any material suit or proceeding by a Governmental Authority to restrain or enjoin the transactions contemplated by this Agreement and the other Transaction Documents.

                           (b) All consents, approvals, exemptions,
authorizations, waivers or other actions by, or notice to, or filings with, any Governmental Authorities in respect of any Requirement of Law necessary to consummate the transactions contemplated hereby, shall have been obtained, provided, however, that the provisions of this Section 7.1(b) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 6.1 shall have been the cause of, or shall have resulted in, the failure to obtain such consents, approvals, exemptions, authorizations, waivers or other actions.

                           (c) (i) The Company shall have received (and
delivered to the Purchasers) written confirmation from Nasdaq that the transactions contemplated by this Agreement and the other Transaction Documents shall not require shareholder approval pursuant to Rule 4350(i)(2) and the Company shall have complied with the conditions of such rule, (ii) the Company shall have delivered to the Nasdaq, in accordance with Rule 4310(c)(17), a notice of the proposed issuance of the Preferred Stock pursuant to this Agreement, at least fifteen calendar days prior to the Closing Date or received from Nasdaq, prior to the Closing Date, a waiver of the requirement to give such notice, and (iii) the shares of Common Stock reserved for issuance upon conversion of the Series A Preferred Stock shall have been authorized for listing on the Nasdaq Stock Market.

                  7.2 Conditions to Obligation of the Primary Purchaser. The obligation of the Primary Purchaser to consummate the Closing is subject to the satisfaction (or waiver by the Primary Purchaser) of each of the following additional conditions:

                           (a) Each of the representations and warranties
of the Company set forth in this Agreement that is qualified as to materiality or material adverse effect shall be true and correct, and each of the representations and warranties of the Company set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date).

                           (b) The Company shall have performed or complied
in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date.

                           (c) All material consents, waivers and approvals
of any Person (other than a Governmental Authority) that are necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement and each of the other Transaction Documents shall have been obtained and shall be in full force and effect (including, without limitation, the consent, approval and waiver of a majority of the holders of "Registrable Securities" (as defined in the Existing Investors' Rights Agreement) under the Existing Investors' Rights Agreement), and the Primary Purchaser shall have been furnished with appropriate evidence thereof.

                           (d) Since the date hereof, there shall not have
been any material adverse change in the Condition of the Company.

                           (e) The Series A Certificate of Designations
shall have been duly and properly filed with the Secretary of State of Delaware in accordance with the Delaware General Corporation Law.

                           (f) A majority of the holders of "Registrable
Securities" (as defined in the Existing Investors' Rights Agreement) under the Existing Investors' Rights Agreement shall have waived their rights pursuant to Section 1.12 of the Existing Investors' Rights Agreement and consented to the Registration Rights Agreement, including, the grant of "demand" and "piggyback" registration rights pursuant to the Registration Rights Agreement.

                           (g) The Company and the Persons listed in
Section 7.2(g) of the Disclosure Letter shall have entered into the Consent and Standstill Agreement and delivered copies thereto to the Primary Purchaser.

                           (h) The employees of the Company listed in
Section 7.2(h) of the Disclosure Letter shall have entered into a Confidentiality, Invention Assignment and Noncompetition Agreement, substantially in the form attached hereto as Exhibit F.

                           (i) The employees of the Company listed in
Section 7.2(i) of the Disclosure Letter shall have entered into a Confidentiality, Invention Assignment and Nonsolicitation Agreement, substantially in the form attached hereto as Exhibit G.

                           (j) The Company shall have delivered to the
Primary Purchaser the Service Agreements duly executed by the Company.

                           (k) The Company shall have delivered to the
Primary Purchaser the Stockholders Agreement duly executed by the Company and the Additional Purchasers shall have delivered to the Primary Purchaser the Stockholders Agreement duly executed by the Additional Purchasers.

                           (l) The Company shall have delivered to the
Primary Purchaser the Registration Rights Agreement duly executed by the Company.

                           (m) The Company shall have delivered to the
Primary Purchaser the Retention Incentive Agreement in substantially the form set forth in Exhibit H, duly executed by the Company and the Chief Executive Officer of the Company.

                           (n) The Company shall have established the
Retention Plan in substantially the form set forth in Exhibit I.

                           (o) The Board of Directors of the Company shall
be comprised as set forth in the Stockholders Agreement.

                           (p) The Company shall have delivered to the
Primary Purchaser an opinion of Orrick, Herrington & Sutcliffe LLP, counsel for the Company, dated the Closing Date, substantially in the form attached hereto as Exhibit J.

                           (q) The Company shall have delivered to the
Primary Purchaser an opinion of the Company's General Counsel, dated the Closing Date, substantially in the form attached hereto as Exhibit K.

                           (r) The conditions to the obligations of the
Company under Section 7.4 and Section 7.5 with respect to the Allen Purchased Shares and the Lunn Purchased Shares shall have been satisfied (or waived) or if not so satisfied or waived, the transactions contemplated by this Agreement and the other Transaction Documents shall have been modified to the reasonable satisfaction of the Primary Purchaser such that upon issuance of the Primary Purchaser Purchased Shares, the Primary Purchaser will own the same percentage of the Company's voting securities as if such Allen Purchased Shares and the Lunn Purchased Shares, as the case may be, had been issued at Closing.

                           (s) The Company shall have delivered to the
Primary Purchaser a certificate, dated the Closing Date, signed by the Chief Executive Officer of the Company, certifying as to the fulfillment of the conditions set forth in clauses (a), (b), (c), and (d) of this Section 7.2.

                  7.3 Conditions to the Obligation of the Company With Respect To the Primary Purchaser Purchased Shares. The obligation of the Company to consummate the Closing with respect to the Primary Purchaser Purchased Shares is subject to the satisfaction (or waiver by the Company) of the following further conditions:

                           (a) Each of the representations and warranties
of the Primary Purchaser set forth in this Agreement that is qualified as to materiality or material adverse effect shall be true and correct, and each of the representations and warranties of the Primary Purchaser set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date).

                           (b) The Primary Purchaser shall have performed
or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date.

                           (c) The Primary Purchaser shall have delivered
to the Company the Service Agreements duly executed by the Primary
Purchaser.

                           (d) The Primary Purchaser shall have delivered
to the Company the Stockholders Agreement duly executed by the Primary
Purchaser.

                           (e) The Primary Purchaser shall have delivered
to the Company the Registration Rights Agreement duly executed by the Primary Purchaser.

                           (f) The Primary Purchaser shall have delivered
to the Company an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel for the Primary Purchaser, dated the Closing Date, substantially in the form attached hereto as Exhibit L.

                           (g) The Primary Purchaser shall have delivered
to the Company a certificate, dated the Closing Date, signed by an executive officer of the Primary Purchaser, certifying as to the fulfillment of the conditions set forth in clauses (a) and (b) of this
Section 7.3.

                  7.4 Conditions to the Obligation of the Company with Respect to the Allen Purchased Shares. The obligations of the Company to consummate the Closing with, and only with, respect to the Allen Purchased Shares is subject to the satisfaction (or waiver by the Company) of the following further conditions:

                           (a) Each of the representations and warranties
of Allen set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date).

                           (b) Allen shall have performed or complied in
all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date.

                           (c) Allen shall have delivered to the Company
the Stockholders Agreement duly executed by Allen.

                           (d) Allen shall have delivered to the Company a
certificate, dated the Closing Date, signed by an executive officer of Allen, certifying as to the fulfillment of the conditions set forth in clauses (a) and (b) of this Section 7.4.

                  7.5 Conditions to the Obligation of the Company with Respect to the Lunn Purchased Shares. The obligations of the Company to consummate the Closing with, and only with, respect to the Lunn Purchased Shares is subject to the satisfaction (or waiver by the Company) of the following further conditions:

                           (a) Each of the representations and warranties
of Lunn set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date).

                           (b) Lunn shall have performed or complied in all
material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date.

                           (c) Lunn shall have delivered to the Company the
Stockholders Agreement duly executed by Lunn.

                           (d) Lunn shall have delivered to the Company a
certificate, dated the Closing Date, signed by an executive officer of Lunn, certifying as to the fulfillment of the conditions set forth in clauses (a) and (b) of this Section 7.5.

                  7.6 Conditions to the Obligation of the Additional Purchasers. The obligation of each Additional Purchaser to consummate the Closing is subject to the satisfaction (or waiver by such Additional Purchaser) of the following condition:

                           (a) The conditions to the obligations of the
Primary Purchaser set forth in this Article VII shall have been satisfied (or waived by the Primary Purchaser).


                                ARTICLE VIII

                                TERMINATION

                  8.1 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

                           (i) by mutual written consent of the Primary
         Purchaser and the Company;

                           (ii) by either the Primary Purchaser or the Company upon written notice to the other party if the Closing shall not have been consummated on or before July 13, 2001 (the "Outside Date"), unless the failure to consummate the Closing by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement;

                           (iii) by either the Primary Purchaser or the Company upon written notice to the other party if any Governmental Authority shall have issued an order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or injunction or other action shall have become final and nonappealable; or

                           (iv) by either the Primary Purchaser or the Company upon written notice to the other party, if there shall have been a breach by the other of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy the conditions set forth in Section 7.2(a) or Section 7.2(b) (in the case of a breach by the Company) or Section 7.3(a) or Section 7.3(b) (in the case of a breach by the Primary Purchaser), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured by the Outside Date after written notice thereof shall have been received by the party alleged to be in breach.

                  8.2 Effect of Termination. In the event of termination by the Company or the Primary Purchaser pursuant to Section 8.1, written notice thereof shall promptly be given to the other party and, except as otherwise provided herein, the transactions contemplated by this Agreement shall be terminated without further action by either party. Notwithstanding the foregoing, nothing in this Section 8.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of the Company, on the one hand, and the Purchasers, on the other hand, to compel specific performance of the other party of its obligations under this Agreement. After termination pursuant to Section 8.1, no party shall have any liability to the other, except for any willful breach of any representation, warranty, covenant or obligation contained in this Agreement. This Section 8.2 and Section 10.9 (Expenses) shall survive any termination of this Agreement.


                                 ARTICLE IX

                        SURVIVAL AND INDEMNIFICATION

                  9.1 Survival. Each of the representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until March 31, 2003 except for (i) those contained in Sections 3.1, 3.2, 3.4, 3.5, , which shall survive indefinitely and (ii) the representations and warranties contained in Sections 3.12, 3.13 and 3.15, which shall survive until expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver or extension thereof). In the event notice of any claim for indemnification under this Agreement shall have been given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved. The covenants and agreements of the Company set forth in this Agreement, including, without limitation, the indemnification obligations of the Company hereunder shall survive indefinitely except as expressly provided herein.

                  9.2 Indemnification. (a) The Company agrees to indemnify, defend and hold harmless each of the Purchasers and their respective Affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members, attorneys, accountants, and controlling persons (each, an "Indemnified Party") to the fullest extent permitted by law from and against any and all losses, Claims, damages, costs, expenses (including reasonable fees, disbursements and other charges of counsel) or other liabilities (collectively, "Losses") resulting from, arising out of or relating to (i) any breach of any representation or warranty by the Company or its Affiliates in this Agreement or the other Transaction Documents, and (ii) any breach of any covenant or agreement of the Company in this Agreement or the other Transaction Documents. The amount of any payment to any Indemnified Party herewith in respect of any Loss shall be of sufficient amount to make such Indemnified Party whole for any diminution in value of the securities purchased hereunder below the purchase price paid by such Indemnified Party hereof.

                  (b) The indemnification obligations of the Company pursuant to Section 9.2(a)(i) shall not be effective until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Section 9.2(a)(i) exceeds $400,000 (the "Threshold"), at which point such obligations shall be effective for all Losses in excess of 50% of the Threshold, provided that the foregoing limitation shall not apply with respect to any breach of the representations and warranties set forth in Sections 3.1, 3.2, 3.4, 3.5 and 3.12.

                  (c) Notwithstanding anything in this Agreement to the contrary, it is hereby understood that for purposes of this Article IX, all materiality and material adverse effect exceptions and qualifications set forth in any representation or warranty contained in this Agreement or the other Transaction Documents shall be disregarded.

                  (d) If and to the extent that the indemnification provided for in this Article IX is unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of such Losses which shall be permissible under applicable law.

                  9.3 Notification and Procedure. Each Indemnified Party under this Article IX shall, promptly after the receipt of notice of the commencement of any claim against such Indemnified Party in respect of which indemnity may be sought from the Company under this Article IX, notify the Company in writing of the commencement thereof. The omission of any Indemnified Party to so notify the Company of any such action shall not relieve the Company from any liability which it may have to such Indemnified Party other than to the extent, and only to the extent, that such omission materially prejudices the Company by resulting in the Company's forfeiture of substantive rights or defenses. In case any such claim shall be brought against any Indemnified Party, and it shall notify the Company of the commencement thereof, the Company shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any claim in which both the Company, on the one hand, and an Indemnified Party, on the other hand, are, or are reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel and to control its own defense of such claim if, in the reasonable opinion of counsel to such Indemnified Party, either (x) one or more defenses are available to the Indemnified Party that are not available to the Company or
(y) a conflict or potential conflict exists between the Company, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that the Company (i) shall not be liable for the fees and expenses of more than one counsel to all Indemnified Parties in any one legal action or group of related legal actions, and (ii) shall reimburse the Indemnified Parties for all of such fees and expenses of such counsel incurred in any action between the Company and the Indemnified Parties or between the Indemnified Parties and any third party, as such expenses are incurred. The Company agrees that it will not, without the prior written consent of the Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising or that may arise out of such claim.

                  9.4 Exclusive Remedy. The rights accorded to an Indemnified Party hereunder shall be the sole and exclusive remedy for breach of any representation, warranty or covenant of the Company contained in this Agreement except for claims based on fraud or willful misconduct by the Company; provided, however, that notwithstanding the foregoing or anything to the contrary contained in this Agreement, nothing in this
Article IX shall restrict or limit any rights that any Indemnified Party may have to seek equitable relief.


                                 ARTICLE X

                               MISCELLANEOUS

                  10.1 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

                           If to the Company:

                           iBeam Broadcasting Corporation
                           645 Almanor Avenue, Suite 100
                           Sunnyvale, California 94085
                           Telecopy: (408) 524-0567
                           Attention: General Counsel

                           with a copy to:

                           Orrick, Herrington & Sutcliffe LLP
                           400 Sansome Street
                           San Francisco, CA  94111-3143
                           Telecopy: (415) 773-5759
                           Attention: John F. Seegal, Esq.

                           If to the Primary Purchaser:

                           Williams Communications, LLC
                           One Williams Center 41-3
                           Tulsa, Oklahoma  74172
                           Telecopy: (918) 573-3005
                           Attention: General Counsel

                           with a copy to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, New York 10036
                           Telecopy: (212) 735-2000
                           Attention:  Alan C. Myers, Esq.

                           If to Allen:

                           Allen & Company Incorporated
                           711 5th Avenue
                           9th Floor
                           New York, New York
                           Telecopy:  (212) 832-8023
                           Attention: Paul Gould

                           If to Lunn:

                           Lunn iBeam, LLC
                           One North Franklin
                           Suite 750
                           Chicago, Illinois 60606
                           Telcopy: (312) 629-2622
                           Attention: Robert Lunn

                  All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

                  10.2 Successors and Assigns; No Third Party Beneficiaries.

                           (a) This Agreement shall inure to the benefit of
and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws and the terms and conditions thereof, the Purchasers, upon prior written notice to the Company, may assign any of their rights under this Agreement or the other Transaction Documents to any of their respective Affiliates. The Company may not assign any of its rights under this Agreement without the written consent of the Primary Purchaser. No Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

                           (b) Notwithstanding Section 10.2 of this
Agreement, during the Pre-Closing period, Allen shall be entitled to assign its right to purchase all or any part of the Allen Purchased Shares to any Person, provided that (i) such assignment shall (A) be made in compliance with applicable law (including the federal and state securities laws), and
(B) not cause the exemption from registration of the Purchased Shares to be issued pursuant to this Agreement to be not available, (ii) such assignee agrees in writing to be bound by the terms of this Agreement as an Additional Purchaser, (iii) such assignee has the financial resources to perform its obligations hereunder, and (iv) such assignee agrees to be bound by the terms of the Stockholders Agreement to the same extent Allen would have been bound by such agreement, including Section 2.4 thereof.

                  10.3 Amendment and Waiver.

                           (a) No failure or delay on the part of the
Company or any of the Purchasers in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or any of the Purchasers at law, in equity or otherwise.

                           (b) Any amendment, supplement or modification of
or to any provision of this Agreement, any waiver of any provision of this Agreement shall be effective (i) only if it is made or given in writing and signed by the Company and the Primary Purchaser and (ii) only in the specific instance and for the specific purpose for which made or given, provided that any amendment, supplement, modification, or waiver that would materially and adversely affect the rights of an Additional Purchaser hereunder shall require the prior written consent of such Additional Purchaser. Except where notice is specifically required by this Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

                  10.4 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                  10.5 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

                  10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

                  10.7 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

                  10.8 Entire Agreement. This Agreement, together with the exhibits and Disclosure Letter hereto, and the other Transaction Documents are intended by the parties hereto as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and Disclosure Letter hereto, and the other Transaction Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

                  10.9 Expenses. Except as otherwise contemplated in the Transaction Documents, including Section 6.1 hereof and the last sentence of this Section 10.9, each party shall pay its own expenses incurred in connection with the Transaction Documents and the transactions contemplated thereby. Notwithstanding the foregoing, the Company agrees to promptly reimburse the Primary Purchaser an amount equal to (i) the reasonable fees, disbursements and other charges of Primary Purchaser's legal counsel in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and the other Transaction Documents, less
(ii) the amount by which the fees, disbursements and other charges paid by the Company to Morgan Stanley & Co. Incorporated and Dresdner Kleinwort Wasserstein, in the aggregate, are less than $4,000,000.

                  10.10 Publicity; Confidentiality. (a) All press releases or other public communications of any nature relating to this Agreement, the other Transactions Documents and the transactions contemplated hereby or thereby, and the method of the release for publication thereof, shall be subject to the prior mutual approval of the Primary Purchaser and the Company which approval shall not be unreasonably withheld by such parties; provided however, that nothing herein shall prevent any party from publishing such press release or other public communications as may be required by applicable law or stock exchange rule after consultation with the other parties hereto as is reasonable under the circumstances.

                  (b) The Primary Purchaser and the Company agree that they shall remain bound by the terms of the Non Disclosure Agreement dated May 2, 2001, between the Primary Purchaser and the Company.

                  10.11 Further Assurances. Each party shall execute such documents and perform such further acts (including obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

                [Remainder of page intentionally left blank]


                  IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

                                            iBEAM BROADCASTING CORPORATION

                                            By: /s/ Peter B. Desnoes
                                                _________________________
                                                 Name:  Peter B. Desnoes
                                                 Title: President and Chief
                                                        Executive Officer


                                            WILLIAMS COMMUNICATIONS, LLC

                                            By: /s/ John C. Bumgarner, Jr.
                                                _________________________
                                                 Name: John C. Bumgarner, Jr.
                                                 Title: Senior Vice President


                                            ALLEN & COMPANY INCORPORATED

                                            By: /s/ Paul A. Gould
                                                _________________________
                                                 Name:  Paul A. Gould
                                                 Title: Managing Partner


                                            LUNN iBEAM, LLC

                                            By: /s/ Robert J. Lunn
                                                _________________________
                                                 Name:  Robert J. Lunn
                                                 Title: Managing Member